Exhibit-99.IND PUB ACCT

EXHIBIT (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On May 20, 2021, the Pear Tree Funds’ Trustees approved the engagement of Tait Weller & Baker LLP (“Tait”) to serve as the independent registered public accounting firm for the Pear Tree Essex Environmental Opportunities Fund (the “Fund”) on and after August 31, 2021 (the date of the Fund’s reorganization with and into a separate series of Pear Tree Funds), including for the fiscal year of the Predecessor Fund ended August 31, 2021. Cohen & Company, Ltd. (“Cohen”) had served as the Fund’s independent registered public accounting firm prior to that reorganization.

The reports of Cohen on the financial statements of the Fund as of and for the fiscal years ended August 31, 2019 and August 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended February 28, 2021: (i) there were no disagreements between the Fund and Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During each of the fiscal years of the Fund ended August 31, 2019 and August 31, 2020, and during the subsequent interim period ended February 28, 2021, neither the Fund, nor anyone acting on its behalf, consulted with Tait on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.  The registrant requested that Tait furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Tait agrees with the above statements. A copy of the letter from Tait to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

November 1, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Pear Tree Essex Environmental Opportunities Fund

Commission File Number 811-03790

Dear Sir or Madam:

We have read Item 304(a) of Regulation S-K in Form N-CSR of Pear Tree Essex Environmental Opportunities Fund, dated November 3, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/Cohen & Company, Ltd.

cc: Williard L. Umphrey

Pear Tree Advisors, Inc.

55 Old Bedford Road

Lincoln, MA 01773